PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 65 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated April 26, 2000
                                                                 Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2012

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2012) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We will apply to the London Stock Exchange Limited for the notes to be admitted on the Official List as soon as practicable following the Original Issue Date.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:              $250,000,000

Maturity Date:                 May 9, 2012.  See also Option to
                               Elect Repayment below.

Settlement and Original
    Issue Date:                May 9, 2000

Interest Accrual Date:         May 9, 2000

Issue Price:                   100.047%

Specified Currency:            US Dollars

Redemption Percentage
    at Maturity:               100%

Base Rate:                     LIBOR

Spread (Plus or Minus):        Plus 0.15% per annum

Spread Multiplier:             N/A

Index Currency:                US Dollars

Index Maturity:                3 months

Maximum Interest Rate:         N/A

Minimum Interest Rate:         N/A

Initial Interest Rate:         To be determined on the second
                               London banking day prior to the
                               original issue date

Initial Redemption Date:       N/A

Initial Redemption
    Percentage:                N/A

Annual Redemption
    Percentage Reduction:      N/A

Optional Repayment
    Date(s):                   N/A

Interest Payment Dates:        Each February 9, May 9, August 9
                               and November 9, commencing
                               August 9, 2000; provided that if
                               any such day (except the maturity
                               date) is not a business day, that
                               interest payment date will be the
                               next succeeding day that is a business
                               day, unless that succeeding business
                               day would fall in the next calendar
                               month, in which case such interest
                               payment date will be the immediately
                               preceding business day

Interest Payment Period:       Quarterly

Interest Reset Dates:          Each interest payment date

Interest Reset Periods:        Quarterly

Business Day:                  New York and London

Calculation Agent:             The Chase Manhattan Bank

Agent:                         Morgan Stanley & Co. International
                               Limited

Denominations:                 $10,000

Common Code:                   11097073

ISIN:                          XS0110970737

Other Provisions:              See below

                               (continued on next page)

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.

MORGAN STANLEY DEAN WITTER
ABN AMRO                                                        Credit Lyonnais

Option to Elect Repayment:

     You may elect to have us repay the notes, in whole or in part, at par plus any accrued interest, beginning on May 9, 2002 and any business day thereafter upon three business days prior notice, provided that you must exercise the option to elect repayment with respect to at least $10 million principal amount of the notes, or any integral multiple of $5 million in excess thereof.

     If you wish to exercise your option to elect repayment, written notice (substantially in the form of Annex A hereto) of your election must be provided to Chase London, as principal paying agent of the notes, and to us through the appropriate clearing system (as described below) and received prior to 11:00 a.m. (London time) no fewer than three business days prior to the repayment date, and any notice received after 11:00 a.m. (London time) or on a non-business day will be effective on the next succeeding business day.

     Your exercise of the option to elect repayment will be irrevocable.

     The notes will be issued in global bearer form and will remain on deposit with a common depository for the Euroclear operator or Clearstream Banking, societe anonyme (formerly known as Cedelbank). You must exercise the option to elect repayment through Euroclear or Clearstream. In order to ensure that the Euroclear operator or Clearstream will timely exercise the option to elect repayment for the notes, or any portion of the notes, as an investor in the notes you must instruct the broker or other direct or indirect participant through which you hold an interest in that note to notify the Euroclear operator or Clearstream of your desire to elect repayment in accordance with the then applicable operating procedures of the Euroclear operator or Clearstream. Different firms have different deadlines for accepting instructions from their customers. You should consult the broker or other participant through which you would hold an interest in the notes in order to ascertain the deadline for ensuring that timely notice will be delivered to the Euroclear operator or Clearstream.

Plan of Distribution:

     On April 26, 2000, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.922%, which we refer to as the "purchase price." The purchase price equals the stated issue price of 100.047% less a selling concession of 0.0625% and a combined management and underwriting commission of 0.0625% of the principal amount of these notes.

                                                           Principal Amount of
                      Name                                        Notes
                      ----                                 -------------------
Morgan Stanley & Co. International Limited.................   USD 242,500,000
ABN AMRO Bank N.V..........................................         3,750,000
Credit Lyonnais............................................         3,750,000

        Total..............................................   USD 250,000,000
                                                              ===============


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


                                                                        ANNEX A

                  OFFICIAL NOTICE OF OPTION TO ELECT REPAYMENT

                                               Dated: [On or after May 9, 2002]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-_____
(Attn:_______)

The Chase Manhattan Bank, London Branch
Trinity Tower
9 Thomas More Street
London E19YT, England
Fax No.: _______
(Attn:______)

Dear Sirs:

     The undersigned holder of the Medium Term Notes, Series D, Euro Floating Rate Senior Bearer Notes Due 2012, of Morgan Stanley Dean Witter & Co. (ISIN XS0110970737, Common Code 11097073) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below (which amount shall be at least $10 million, or any integral multiple of $5 million in excess thereof), as of the date hereof (or, if this letter is received after 11:00 a.m. on any business day, as of the next business day), provided that such day is prior to Maturity Date, the Option to Elect Repayment as described in Pricing Supplement No. 65 dated April 26, 2000 (the "Pricing Supplement") to the Prospectus Supplement dated May 6, 1999 and the Prospectus dated May 5, 1999 related to Registration Statement No. 333-75289. Terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

                                             Very truly yours,


                                             -----------------------------------
                                             [Name of Holder]


                                             By:
                                                --------------------------------
                                                [Title]


                                             -----------------------------------
                                             [Fax No.]


                                             $
                                              ----------------------------------
                                             Principal Amount of Notes
                                               surrendered for repayment

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer


By:
   -------------------------------------
   Name:
   Title:

THE CHASE MANHATTAN BANK, LONDON BRANCH, as Principal Paying Agent


By:
   -------------------------------------
   Name:
   Title:


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